Exhibit 99.1

FDCTech amends the date of acquisition of its majority controlling position in New Star Capital Trading Ltd. and its subsidiary.

New Star Capital Trading Ltd. (“New Star”) is a parent company of NSFX Ltd (“NSFX”). FDCTech amended the Agreement to comply with the BVI Companies Act requirement for the change of ownership.

Irvine, CA: April 10, 2023, FDCTech, Inc. (“FDC” or the “Company,” OTCQB: FDCT), a fintech-driven acquisition company with a full suite of digital financial services solutions, today announced it had amended the acquisition date of the sales purchase agreement (“Agreement”) from December 31, 2022, to February 28, 2023, or later as required by BVI Companies Act, but no later than June 30, 2023. The Agreement under which the Company acquired a 50.10% equity interest in New Star Capital Trading Ltd., a British Virgin Island company (“New Star”), and its wholly-owned operating subsidiary NSFX Ltd (“NSFX”), an online trading brokerage firm regulated by the Malta Financial Services Authority. The Company expects to consolidate the fair value of NSFX’s assets and liabilities on or after February 28, 2023, once the date of acquisition is finalized per BVI registry requirement.

NSFX is authorized to deal on its account (market maker) as a Category 3 licensed entity by the MFSA, receive and transmit orders for retail and professional clients, and hold and control clients’ money and assets. NSFX trading platform services in the English, French, German, Italian, and Arabic-speaking markets, whereby customers can trade in currency, commodity, equity, and cryptocurrency-linked derivatives in real time.

For consideration and other details, please review SEC filings or the Company’s website for more information on the full results and management’s plan.

NSFX Ltd.

NSFX Limited (the “Company”) is a limited liability company registered under the Companies Act, Cap — 386 of the Laws of Malta, with registration number C 56519. The Malta Financial Services Authority regulates NSFX with a License Number IS/56519. NSFX is authorized to deal on its account as a Category 3 licensed entity by the MFSA, receive and transmit orders on behalf of retail and professional clients, and hold and control clients’ money and assets. NSFX trading platform services in the English, French, German, Italian, and Arabic markets, whereby customers can trade in currency, commodity, equity, and cryptocurrency-linked derivatives in real time.

FDCTech, Inc.

FDCTech, Inc. (“FDC”) is a US-based, fully integrated financial technology company. FDC specializes in buying and integrating small to mid-size legacy financial services companies. FDC develops and delivers technology infrastructure solutions to forex, crypto, wealth management, and other future-proof financial sectors.

Press Release Disclaimer

This press release’s statements may be forward-looking statements or future expectations based on currently available information. Such statements are naturally subject to risks and uncertainties. Factors such as the development of general economic conditions, future market conditions, unusual catastrophic loss events, changes in the capital markets, and other circumstances may cause the actual events or results to be materially different from those anticipated by such statements. The Company does not make any representation or warranty, express or implied, regarding the accuracy, completeness, or updated status of such forward-looking statements or information provided by the third party. Therefore, in no case will the Company and its affiliate companies be liable to anyone for any decision made or action taken in conjunction with the information or statements in this press release or any related damages.

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FDCTech, Inc.

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Irvine, CA, 92618